Exhibit 16 - Letter of William Butcher, CPA regarding change in accountants

[LETTERHEAD]

William L. Butcher & Associates

United States Securities and Exchange Commission

Washington, DC  20549

Ladies and Gentlemen:

E/S Corporation has furnished me with a copy of the disclosure which it proposes to include in the “Experts” section of its registration statement on Form SB-1, relating to its determination to replace me as its auditor with Lichter, Weil & Associates.  I agree with the contents of that disclosure.

Very truly yours,

S/

William L. Butcher